FOR IMMEDIATE RELEASE — March 02, 2011
Contact Information:
Cedar Shopping Centers, Inc.
Leo S. Ullman, Chairman, CEO and President
(516) 944-4525
lsu@cedarshoppingcenters.com
CEDAR SHOPPING CENTERS REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS
- Increases in Revenue, NOI, Occupancy, and Leasing Results -
- 2010 Operating FFO was $0.59 per Share/OP unit -
Port Washington, New York — March 2, 2011 — Cedar Shopping Centers, Inc. (NYSE: CDR) today reported its financial results for the fourth quarter and full year ended December 31, 2010.
Highlights
•
Revenues grew 30.2% to $52.4 million (including all managed properties, but excluding non-cash items and properties held for sale) in the fourth quarter 2010 compared to $40.2 million for the comparable quarter of 2009.

•
Net operating income (“NOI”) increased 31.4% for the fourth quarter 2010 to $35.9 million (including all managed properties but excluding non-cash items and properties held for sale) compared to $27.3 million for the comparable quarter of 2009.

•
Operating funds from operations (“FFO”), excluding non-cash items and transaction expenses, was $0.14 per share/OP unit for the quarter and $0.59 per share/OP unit for the year; adjusted funds from operations (“AFFO”), further excluding certain non-cash revenues and expenses, was $0.15 per share/OP unit for the quarter and $0.57 per share/OP unit for the year.

•	Occupancy for the Company’s operating properties was 94.4%; occupancy including re-development properties was 92.5%.
•	Leasing spreads for renewals were up 6% in the fourth quarter 2010; new leases were up 11% over terminated leases.
•	Debt-to-total-market capitalization as of December 31, 2010 was reduced to 56.1% from 66.3% at December 31, 2009.
Leo Ullman, Cedar’s CEO, stated, “The Company’s results evidence initial returns from the significant acquisitions that were completed during the year and the solid leasing efforts executed by our team during 2010. The Company is well positioned to drive increases in most every cash metric as we move forward. We will focus on our strong leasing efforts, increasing our occupancy at our development properties and benefiting from the fee income derived from our joint venture properties. In addition, utilizing a capital recycling strategy in 2011, we will work to further reduce our debt and to eliminate any assets we do not believe will contribute to long-term growth in our operating results in the future.

This release refers to certain non-GAAP amounts. Reconciliations of non-GAAP to GAAP amounts are presented in the Company’s Supplemental Financial Information for the period ended December 31, 2010 (pages 8 and 9) filed contemporaneously with this release as an Exhibit to Form 8-K and are also available on the Company’s website at www.cedarshoppingcenters.com.

In this connection, we have already reported placing a substantial number of properties for sale. Our clear intent, of course, with respect to all of these pursuits, is to achieve growth in shareholder value.”
Discontinued Operations
During the fourth quarter of 2010, the Company placed 17 properties for sale, including 15 in Ohio, and incurred an impairment charge of $36.3 million. The Company had already placed another 11 properties for sale in 2009 and 2010. The carrying values of the assets and liabilities of these properties have been reclassified as “held for sale” on the Company’s consolidated balance sheets; the properties’ results of operations have been classified as discontinued operations.
Operating Activities, excluding discontinued operations
Leasing
In the fourth quarter of 2010, the Company signed 53 renewal leases, substantially all at operating properties, totaling approximately 466,000 square feet of GLA with an average increase in base rents of 6.0% (4.9% on a cash basis). Renewals include three leases aggregating 276,000 square feet that renewed with no increase according to their terms. The average increase for the other 50 renewal leases was 11.0% (9.0% on a cash basis). The Company signed 20 new leases totaling approximately 137,000 square feet at an average base rent of $14.03 per square foot, while the Company had 11 terminated leases, totaling approximately 23,000 square feet, at an average base rent of $12.64 per square foot.
The Company has renewed more than 63% of leases coming up for renewal in 2011.
Occupancy
Occupancy on an overall basis, including redevelopment properties and excluding properties held for sale, increased by 40 basis points to approximately 92.5% in the fourth quarter of 2010 as compared to the prior quarter. Excluding properties undergoing major re-development, occupancy at the Company’s operating properties was 94.4%. Overall results reflect the continued vacancy of a single big box club store tenant at The Brickyard (Berlin, Connecticut, where the Company expects to replace most of a departed Sam’s Club with a new “big box” tenant) and a continued vacancy at Oakhurst Plaza (Harrisburg, Pennsylvania, where Giant Stores vacated its store in favor of a large new prototype at the Company’s new ground-up development at Blue Mountain Commons, a quarter mile away, and where the Company has entered into a new lease with Gold’s Gym at Oakhurst Plaza for approximately half the vacated space). Lease-up efforts continue at the Company’s ground-up development joint venture properties at Crossroads II (Stroudsburg, Pennsylvania) and Upland Square (Pottsgrove, Pennsylvania), a 473,000 sq. ft. center shadow-anchored by Target.
The Company reports occupancy on the basis of signed leases with tenants in place and paying rent.
Same-Property Results
Same-property net operating income, comprising 82 consolidated properties and excluding straight-line rents and amortization of intangible lease liabilities, was $20.1 million for the fourth quarter of 2010 as compared to $20.5 million for the comparable period of 2009. Results in the fourth quarter of 2010 were adversely impacted by increased expense and reduced revenue at the Company’s Stadium Plaza property from the rejection of one lease in the Company’s portfolio pursuant to the bankruptcy filings by The Great Atlantic & Pacific Tea Company and its affiliates; the space is presently sublet to another tenant at a lower rental rate.

Financial Results
For the fourth quarter of 2010, excluding impairment charges and non-cash revenues from straight line rents and amortization of intangible lease liabilities, as well as certain other non-cash and/or non-recurring items and properties held for sale, the Company had stable year-over-year operating results while continuing to greatly improve its balance sheet strength and financial flexibility.
Revenues
Revenues for the quarter ended December 31, 2010 from all owned and managed properties, excluding non-cash items, increased 30.2% to $52.4 million as compared to $40.2 million for the comparable quarter of 2009. The increase resulted primarily from lease-up at development properties and the acquisition of properties by the Cedar/RioCan joint venture, including fees related thereto. Revenues for the year ended December 31, 2010 from all owned and managed properties, excluding non-cash items, increased 15.6% to $176.0 million as compared to $152.3 million for the comparable period of 2009.
As a result primarily of the exclusion of revenues during the 2010 periods attributable to the contribution of seven properties previously 100% owned by Cedar to the Cedar/RioCan joint venture, the Company’s revenues, as reported, were $39.2 million and $43.6 million, respectively, for the three months ended December 31, 2010 and 2009, and $157.2 million and $168.3 million, respectively, for the years ended December 31, 2010 and 2009.
Net Operating Income (NOI)
NOI attributable to all owned and managed properties, excluding non-cash revenues and mark-to-market adjustments relating to stock-based compensation, increased 31.4% to $35.9 million for the fourth quarter of 2010 as compared to $27.3 million for the comparable quarter of 2009. The increase results primarily from the lease-up at development properties and the acquisition of properties by the Cedar/RioCan joint venture, including fees related thereto. The Company’s NOI attributable to all properties, excluding non-cash revenues and mark-to-market adjustments relating to stock-based compensation, increased 13.8% to $117.3 million for the year ended December 31, 2010 as compared to $103.1 million for the comparable period of 2009.
As a result primarily of the exclusion of operations during the 2010 periods attributable to the contribution of seven properties previously 100% owned by Cedar to the Cedar/RioCan joint venture, NOI, as reported, was $26.0 million for the fourth quarter of 2010 as compared to $30.7 million for the comparable quarter of 2009. The Company’s NOI, as reported, was $105.9 million for the year ended December 31, 2010 as compared to $119.4 million for the comparable period of 2009.
Net (Loss) Income Attributable to Common Shareholders
As a result primarily of (i) the exclusion of operations during the 2010 periods attributable to the contribution of seven properties previously 100% owned by Cedar to the Cedar/RioCan joint venture, (ii) higher preferred stock dividend expense from the issuance of preferred stock, and (iii) lower non-cash revenues, the Company had a net loss, before impairments and mark-to-market adjustments relating to stock-based compensation, of $1.5 million for the fourth quarter of 2010 as compared to net income of $2.0 million for the comparable quarter of 2009. The decreases were partially offset by (i) lower interest expense from the repayment of debt with proceeds from the sale of common and preferred stock, (ii) higher interest expense and amortization of fees from the renewal of the stabilized property line of credit, and (iii) revenues from the lease-up at development properties. Results on a per-share basis were also reduced as a result of the issuances of common stock as described below. Based on the foregoing, the Company had a net loss, before impairments and mark-to-market adjustments relating to stock-based compensation, of $4.4 million for the year ended December 31, 2010 as compared to net income of $10.2 million for the comparable period of 2009.

In addition to the items discussed above, as a result of impairment charges incurred from the discontinuance of 17 properties (including 15 in Ohio), and the Company’s share of (i) transaction costs incurred by the acquisition of properties in the Cedar/RioCan joint venture in the fourth quarter of 2010 and (ii) in the comparable quarter of the prior year, the contribution of properties to the Cedar/RioCan joint venture, the Company reported a net loss of $37.0 million ($0.56 per share) for the fourth quarter of 2010 as compared to a net loss of $29.7 million ($0.60 per share) for the fourth quarter of 2009 The Company reported a net loss of $51.5 million ($0.81 per share) for the year ended December 31, 2010 as compared to a net loss of $24.7 million ($0.54 per share) for the comparable period of 2009.
FFO and AFFO
As a result primarily of (i) reduced income attributable to the contribution by Cedar of the seven properties previously owned to the Cedar/RioCan joint venture, (ii) issuances of additional shares of common and preferred stock and (iii) reduced revenue from straight-line rent and amortization of intangible lease liabilities, operating FFO for the fourth quarter of 2010, before the above-mentioned impairments and non-recurring items, was $9.2 million ($0.14 per share/OP unit), as compared to $12.3 million ($0.24 per share/OP unit) for the comparable quarter of 2009. After the impairment charges, transaction costs and other non-recurring items, FFO as reported was a loss of $27.1 million ($0.40 per share/OP unit) as compared to a loss of $14.6 million ($0.28 per share/OP unit) for the comparable quarter of 2009.
Operating FFO for the year ended December 31, 2010, before the above-mentioned impairments and non-recurring items, was $38.6 million ($0.59 per share/OP unit), as compared to $54.9 million ($1.14 per share/OP unit) for the comparable period of 2009. After transaction costs, impairments and non-recurring items, FFO as reported was a loss of $10.3 million ($0.16 per share/OP unit) as compared to income of $24.6 million ($0.51 per share/OP unit) for the comparable period of 2009.
AFFO, which further excludes from operating FFO non-cash revenues resulting from amortization of intangible lease liabilities and straight-line rents and non-cash expenses relating to non-real estate amortization and stock-based compensation, was $9.9 million ($0.15 per share/OP unit) for the fourth quarter of 2010 as compared to $10.9 million ($0.21 per share/OP unit) for the comparable quarter of 2009. AFFO for the year ended December 31, 2010 was $37.3 million ($0.57 per share/OP unit) as compared to $46.4 million ($0.96 per share/OP unit) for the comparable period of 2009.
As of December 31, 2010, the Company had 67.9 million shares of common stock and OP Units and 6.4 million shares of preferred stock outstanding compared to 54.1 million shares and OP units and 3.6 million shares of preferred stock at December 31,2009.
A reconciliation of net income attributable to common shareholders to FFO is contained in the table accompanying this release and in the Company’s Supplemental Financial Information for the period ended December 31, 2010 (pages 8 and 9).
Balance Sheet
In 2010, the Company raised approximately $84 million through issuances of common stock, $34 million through the transfer of properties to the RioCan joint venture and other property sales, and $67 million through the sale of preferred stock. In connection with property transfers and sales, the Company also removed approximately $107 million of debt from its balance sheet.
In 2010, the Company deployed approximately $30 million to purchase, net of financing, 14 properties through its joint venture with RioCan at an aggregate purchase price of approximately $345 million.

The Cedar/RioCan joint venture arranged approximately $200 million of fixed-rate mortgage debt on the 14 joint venture properties acquired in 2010 and the two unencumbered properties transferred to the joint venture in 2009.
The Company’s net debt-to-EBITDA ratio was 8.3 in the fourth quarter of 2010 as compared to 9.4 in comparable period of 2009; the Company’s debt-to-total-market capitalization was 56.1% as of December 31, 2010 as compared to 66.3% at December 31, 2009.
Total assets were $1.62 billion at December 31, 2010. The Company had total debt outstanding of $807.3 million at December 31, 2010 as compared to $912.6 million at December 31, 2009, excluding mortgage debt related to properties held for sale. The average interest rate on the Company’s total debt was 5.2% per annum.
At December 31, 2010, the Company’s fixed-rate debt, excluding mortgage debt related to properties held for sale, was approximately 73% of total indebtedness, with a weighted average remaining term of 4.9 years and a weighted average interest rate of 5.9% per annum.
Credit Facilities
The outstanding balance at December 31, 2010 under the Company’s $185 million stabilized property credit facility (due 2012 with a one-year extension option) was $29.5 million with availability of approximately $110 million. This compares to $188 million outstanding at December 31, 2009.
The outstanding balance as of December 31, 2010 under the Company’s $150 million credit facility for development properties was approximately $103 million as compared to approximately $70 million at December 31, 2009.
The Cedar/RioCan Joint Venture
Initial seven-property contribution. In the second quarter of 2010, the Company completed the transfer of an 80% interest in all seven properties identified under the joint venture arrangement with RioCan. In the aggregate, the transfers of properties generated net cash proceeds of approximately $64 million and removed approximately $94 million of debt from the Company’s balance sheet.
Property acquisitions in 2010. The Cedar/RioCan joint venture has completed acquisitions in 2010 of 14 properties for an aggregate purchase price of approximately $345 million excluding fees and expenses. They include in the third and fourth quarters of 2010 Exeter Commons (Exeter Township, Pennsylvania) for $53 million, Montville Commons (Uncasville, Connecticut) for $19 million, a portfolio of five shopping centers purchased for approximately $133 million in Pennsylvania, New Jersey and Virginia, Cross Keys Place (Sewell, New Jersey) for $26 million, and a portfolio of five shopping centers located in Pennsylvania, Maryland and Virginia for $91 million.

Financial Guidance
As a result of a number of asset level transactions, including the placement of a substantial number of properties for sale and the expected closing of the previously-announced Homburg joint venture transaction, the Company now anticipates issuing guidance at a date on or before reporting its first quarter results. These transactions constitute a part of the Company’s focus on increasing shareholder value by improving the quality of the Company’s assets, upgrading the demographic profile of the Company’s properties and reducing the Company’s overall leverage.
Supplemental Financial Information Package
The Company has issued “Supplemental Financial Information” for the period ended December 31, 2010 and has filed such information today as an exhibit to Form 8-K, which will also be available on the Company’s website at www.cedarshoppingcenters.com.
Reference to Form 10-K
Interested parties are urged to review the Form 10-K to be filed with the Securities and Exchange Commission for the year ended December 31, 2010, when available, for further details. The Form 10-K can also be linked through the “Investor Relations” section of the Company’s website.
Investor Conference Call
The Company will host a conference call on Thursday, March 3, 2011, at 10:00 AM Eastern time to discuss the fourth quarter and full year results. The conference call can be accessed by dialing (888) 516-2446 or (719) 325-2252 for international participants. A live webcast of the conference call will be available online on the Company’s website at www.cedarshoppingcenters.com. A replay of the call will be available from 1:00 PM Eastern time on March 3, 2011, until midnight Eastern time on March 17, 2011. The replay dial-in numbers are (877) 870-5176 or (858) 384-5517 for international callers. Please use passcode 4952086 for the telephonic replay. A replay of the Company’s webcast will be available on the Company’s website for a limited time.
About Cedar Shopping Centers
Cedar Shopping Centers, Inc. is a fully-integrated real estate investment trust which focuses primarily on the ownership, operation, development and redevelopment of “bread and butter”® supermarket-anchored shopping centers in coastal mid-Atlantic and Northeast coastal states. Excluding properties held for sale, the Company presently owns (both wholly-owned and in joint venture) and manages approximately 14.5 million square feet of GLA at 115 shopping center properties, a major portion of which are anchored by supermarkets with average remaining lease terms of approximately 11 years.
For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company’s website at www.cedarshoppingcenters.com.

Forward-Looking Statements
Statements made or incorporated by reference in this press release include certain “forward-looking statements”. Forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express the Company’s beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations, or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants (including an inability to pay rent, filing for bankruptcy protection, closing stores and/or vacating the premises); the continuing availability of acquisition, development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital (including the availability of construction financing) in the public and private markets; the availability of suitable joint venture partners and potential purchasers of the Company’s properties if offered for sale; the ability of the Company’s joint venture partners to fund their respective shares of property acquisitions, tenant improvements and capital expenditures; changes in interest rates; the fact that returns from acquisition, development and redevelopment activities may not be at expected levels or at expected times; risks inherent in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, changes in governmental regulations relating thereto, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration or termination of current leases and incur applicable required replacement costs; and the financial flexibility of the Company and its joint venture partners to repay or refinance debt obligations when due and to fund tenant improvements and capital expenditures.
Non-GAAP Financial Measures — FFO
Funds From Operations (“FFO”) is a widely-recognized non-GAAP financial measure for REITs that the Company believes, when considered with financial statements determined in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. In addition, FFO is useful to investors as it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets. Investors should review FFO, along with GAAP net income, when trying to understand an equity REIT’s operating performance. The Company presents FFO because the Company considers it an important supplemental measure of its operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Among other things, the Company uses FFO or an adjusted FFO-based measure (1) as one of several criteria to determine performance-based bonuses for members of senior management, (2) in performance comparisons with other shopping center REITs, and (3) to measure compliance with certain financial covenants under the terms of the Company’s secured revolving credit facilities.
The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus real estate-related depreciation and amortization, and after adjustments for partnerships and joint ventures (which are computed to reflect FFO on the same basis).
FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income applicable to common shareholders or to cash flow from operating activities. FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another.

The following table sets forth the Company’s calculations of FFO for the three and twelve months ended December 31, 2010 and 2009:

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009

Net (loss) income attributable to common shareholders	$(36,964,000)	$(29,724,000)	$(51,485,000)	$(24,747,000)
Add (deduct):
Real estate depreciation and amortization	10,793,000	17,577,000	46,279,000	55,391,000
Noncontrolling interests:
Limited partners’ interest	(794,000)	(1,138,000)	(1,282,000)	(912,000)
Minority interests in consolidated joint ventures	(1,807,000)	484,000	(1,613,000)	772,000
Minority interests’ share of FFO applicable to consolidated joint ventures	360,000	(1,656,000)	(4,357,000)	(5,787,000)
Equity in income of unconsolidated joint ventures	63,000	(296,000)	(484,000)	(1,098,000)
FFO from unconsolidated joint ventures	1,230,000	406,000	2,796,000	1,519,000
Gain on sale of discontinued operations	—	(280,000)	(170,000)	(557,000)

Funds From Operations	$(27,119,000)	$(14,627,000)	$(10,316,000)	$24,581,000

FFO per common share (assuming conversion of OP Units) Basic and diluted	$(0.40)	$(0.28)	$(0.16)	$0.51

Weighted average number of common shares (basic):
Shares used in determination of basic earnings per share	66,374,000	49,930,000	63,843,000	46,234,000
Additional shares assuming conversion of OP Units	1,435,000	2,006,000	1,814,000	2,014,000

Shares used in determination of basic FFO per share	67,809,000	51,936,000	65,657,000	48,248,000

Weighted average number of common shares (dilutive):
Shares used in determination of diluted earnings per share	66,374,000	49,930,000	63,862,000	46,234,000
Additional shares assuming conversion of OP Units	1,435,000	2,006,000	1,814,000	2,014,000

Shares used in determination of diluted FFO per share	67,809,000	51,936,000	65,676,000	48,248,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Balance Sheets

	December 31,
	2010	2009
Assets
Real estate:
Land	$328,831,000	$333,898,000
Buildings and improvements	1,262,479,000	1,221,740,000

	1,591,310,000	1,555,638,000
Less accumulated depreciation	(189,461,000)	(151,144,000)

Real estate, net	1,401,849,000	1,404,494,000

Real estate to be transferred to a joint venture	—	139,743,000
Real estate held for sale — discontinued operations	69,959,000	127,849,000
Investment in unconsolidated joint ventures	52,466,000	14,113,000

Cash and cash equivalents	14,166,000	17,164,000
Restricted cash	14,545,000	14,075,000
Receivables:
Rents and other tenant receivables, net	7,048,000	7,423,000
Straight-line rents	15,674,000	14,044,000
Joint venture settlements and other receivables	8,599,000	2,322,000
Other assets	9,676,000	9,316,000
Deferred charges, net	28,505,000	34,575,000

Total assets	$1,622,487,000	$1,785,118,000

Liabilities and equity
Mortgage loans payable	$674,730,000	$654,911,000
Mortgage loans payable — real estate to be transferred to a joint venture	—	94,018,000
Mortgage loans payable — real estate held for sale — discontinued operations	32,786,000	45,833,000
Secured revolving credit facilities	132,597,000	257,685,000
Accounts payable and accrued liabilities	29,026,000	46,902,000
Unamortized intangible lease liabilities	46,487,000	52,058,000
Liabilities — real estate held for sale and, at December 31, 2009, real estate to be transferred to a joint venture	1,337,000	7,309,000

Total liabilities	916,963,000	1,158,716,000

Limited partners’ interest in Operating Partnership	7,053,000	12,638,000

Commitments and contingencies	—	—

Equity:
Cedar Shopping Centers, Inc. shareholders’ equity:
Preferred stock ($.01 par value, $25.00 per share liquidation value, 12,500,000 shares authorized, 6,400,000 and 3,550,000 shares, respectively, issued and outstanding)	158,575,000	88,750,000
Common stock ($.06 par value, 150,000,000 shares authorized 66,520,000 and 52,139,000 shares, respectively, issued and outstanding)	3,991,000	3,128,000
Treasury stock (1,120,000 and 981,000 shares, respectively, at cost)	(10,367,000)	(9,688,000)
Additional paid-in capital	712,548,000	621,299,000
Cumulative distributions in excess of net income	(231,275,000)	(162,041,000)
Accumulated other comprehensive loss	(3,406,000)	(2,992,000)

Total Cedar Shopping Centers, Inc. shareholders’ equity	630,066,000	538,456,000

Noncontrolling interests:
Minority interests in consolidated joint ventures	62,050,000	67,229,000
Limited partners’ interest in Operating Partnership	6,355,000	8,079,000

Total noncontrolling interests	68,405,000	75,308,000

Total equity	698,471,000	613,764,000

Total liabilities and equity	$1,622,487,000	$1,785,118,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Operations

	Three months ended December 31,		Years ended December 31,
	2010	2009	2010	2009

Revenues:
Rents	$30,246,000	$34,505,000	$123,205,000	$135,104,000
Expense recoveries	7,101,000	8,142,000	30,092,000	31,878,000
Other	1,883,000	950,000	3,867,000	1,359,000

Total revenues	39,230,000	43,597,000	157,164,000	168,341,000

Expenses:
Operating, maintenance and management	8,374,000	8,041,000	31,828,000	30,131,000
Real estate and other property-related taxes	4,807,000	4,827,000	19,479,000	18,818,000
General and administrative	2,799,000	3,353,000	9,537,000	10,166,000
Impairments	221,000	23,636,000	2,493,000	23,636,000
Acquisition transaction costs and terminated projects, net	888,000	419,000	4,253,000	4,367,000
Depreciation and amortization	9,747,000	16,030,000	42,278,000	50,148,000

Total expenses	26,836,000	56,306,000	109,868,000	137,266,000

Operating income (loss)	12,394,000	(12,709,000)	47,296,000	31,075,000
Non-operating income and expense:
Interest expense, including amortization of deferred financing costs	(12,007,000)	(13,537,000)	(49,702,000)	(47,664,000)
Write-off of deferred financing costs	—	—	(2,552,000)	—
Interest income	13,000	35,000	38,000	63,000
Equity in (loss) income of unconsolidated joint ventures	(63,000)	296,000	484,000	1,098,000
Gain on sale of land parcel	—	285,000	—	521,000

Total non-operating income and expense	(12,057,000)	(12,921,000)	(51,732,000)	(45,982,000)

(Loss) income before discontinued operations	337,000	(25,630,000)	(4,436,000)	(14,907,000)

(Loss) income from discontinued operations	(36,323,000)	(3,059,000)	(39,918,000)	(2,661,000)
Gain on sales of discontinued operations	—	280,000	170,000	557,000

Total discontinued operations	(36,323,000)	(2,779,000)	(39,748,000)	(2,104,000)

Net loss	(35,986,000)	(28,409,000)	(44,184,000)	(17,011,000)

Less, net loss (income) attributable to noncontrolling interests:
Minority interests in consolidated joint ventures	1,807,000	(484,000)	1,613,000	(772,000)
Limited partners’ interest in Operating Partnership	794,000	1,138,000	1,282,000	912,000

Total net loss attributable to noncontrolling interests	2,601,000	654,000	2,895,000	140,000

Net loss attributable to Cedar Shopping Centers, Inc.	(33,385,000)	(27,755,000)	(41,289,000)	(16,871,000)

Preferred distribution requirements	(3,579,000)	(1,969,000)	(10,196,000)	(7,876,000)

Net (loss) income attributable to common shareholders	$(36,964,000)	$(29,724,000)	$(51,485,000)	$(24,747,000)

Per common share attributable to common sharehoders (basic and diluted):
Continuing operations	$(0.02)	$(0.54)	$(0.20)	$(0.49)
Discontinued operations	(0.54)	(0.06)	(0.61)	(0.04)

	$(0.56)	$(0.60)	$(0.81)	$(0.54)

Amounts attributable to Cedar Shopping Centers, Inc. common shareholders, net of limited partners’ interest:
Loss from continuing operations	$(1,409,000)	$(27,052,000)	$(12,834,000)	$(22,731,000)
Loss from discontinued operations	(35,555,000)	(2,941,000)	(38,816,000)	(2,550,000)
Gain on sale of discontinued operations	—	269,000	165,000	534,000

Net loss	$(36,964,000)	$(29,724,000)	$(51,485,000)	$(24,747,000)

Weighted average number of common shares outstanding	66,374,000	49,930,000	63,843,000	46,234,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Cash Flows

	Three months ended December 31,		Years ended December 31,
	2010	2009	2010	2009
Cash flow from operating activities:
Net loss	$(35,986,000)	$(28,409,000)	$(44,184,000)	$(17,011,000)
Adjustments to reconcile net loss to net cash provided by by operating activities:
Non-cash provisions:
Equity in (income) loss of unconsolidated joint ventures	63,000	(296,000)	(484,000)	(1,098,000)
Distributions from unconsolidated joint ventures	60,000	205,000	819,000	921,000
Impairments	199,000	23,636,000	2,493,000	23,636,000
Terminated projects	—	419,000	1,302,000	3,094,000
Impairment — discontinued operations	36,253,000	2,837,000	39,527,000	3,559,000
Gain on sales of real estate	—	(565,000)	(170,000)	(1,078,000)
Straight-line rents	(232,000)	(826,000)	(1,854,000)	(2,874,000)
Provision for doubtful accounts	1,468,000	1,162,000	3,952,000	—
Depreciation and amortization	10,820,000	17,437,000	46,464,000	55,391,000
Amortization of intangible lease liabilities	(1,676,000)	(2,902,000)	(9,154,000)	(13,522,000)
Amortization/market price adjustments relating to stock-based compensation	911,000	720,000	2,979,000	2,433,000

Amortization and accelerated write-off of deferred financing costs	1,489,000	1,238,000	8,109,000	3,648,000
Increases/decreases in operating assets and liabilities:
Rents and other receivables, net	952,000	(1,379,000)	(3,566,000)	(2,555,000)
Joint venture settlements	2,388,000	—	(995,000)	—
Prepaid expenses and other	1,329,000	(450,000)	(2,029,000)	(5,168,000)
Accounts payable and accrued expenses	(158,000)	4,664,000	(1,507,000)	2,566,000

Net cash provided by operating activities	17,880,000	17,491,000	41,702,000	51,942,000

Cash flow from investing activities:
Expenditures for real estate and improvements	(9,281,000)	(21,994,000)	(30,155,000)	(108,300,000)
Net proceeds from sales of real estate	605,000	3,270,000	2,661,000	6,752,000
Net proceeds from transfers to unconsolidated joint venture, less cash at dates of transfer	—	32,089,000	31,013,000	32,089,000
Investments in and advances to unconsolidated joint ventures	(21,427,000)	—	(51,441,000)	(350,000)
Distributions of capital from unconsolidated joint venture	13,777,000	—	21,502,000	—
Increase in other receivables	(2,563,000)	—	(2,563,000)	—
Construction escrows and other	(1,906,000)	684,000	(851,000)	(217,000)

Net cash used in investing activities	(20,795,000)	14,049,000	(29,834,000)	(70,026,000)

Cash flow from financing activities:
Net (repayments)/advances (to)/from revolving credit facilities	6,151,000	(65,794,000)	(125,088,000)	(46,805,000)
Proceeds from mortgage financings	10,712,000	9,362,000	26,984,000	60,950,000
Mortgage repayments	(2,350,000)	(2,449,000)	(20,944,000)	(18,203,000)
Payments of debt financing costs	(884,000)	(7,150,000)	(2,025,000)	(9,973,000)
Termination payments related to interest rate swaps	—	—	(5,476,000)	—
Noncontrolling interests:
Contributions from consolidated joint venture minority interests, net	—	—	—	12,212,000
Distributions to consolidated joint venture minority interests	(1,380,000)	(1,793,000)	(3,566,000)	(3,905,000)
Redemption of Operating Partnership Units	(609,000)	—	(3,443,000)	—
Distributions to limited partners	(128,000)	—	(654,000)	(227,000)
Net proceeds from the sales of preferred and common stock	2,952,000	40,890,000	141,248,000	40,890,000
Exercise of warrant	—	—	10,000,000	—
Proceeds from standby equity advance not settled	—	5,000,000	—	5,000,000
Preferred stock distributions	(3,550,000)	(1,969,000)	(9,457,000)	(7,876,000)
Distributions to common shareholders	(5,975,000)	—	(22,445,000)	(5,046,000)

Net cash (used in) provided by financing activities	4,939,000	(23,903,000)	(14,866,000)	27,017,000

Net (decrease) increase in cash and cash equivalents	2,024,000	7,637,000	(2,998,000)	8,933,000
Cash and cash equivalents at beginning of period	12,142,000	9,527,000	17,164,000	8,231,000

Cash and cash equivalents at end of period	$14,166,000	$17,164,000	$14,166,000	$17,164,000